                                                               EXHIBIT 99.(c)(2)



                             STOCKHOLDERS AGREEMENT

                 THIS STOCKHOLDERS AGREEMENT, dated as of April 10, 1997, is made and entered into by Hedstrom Corporation, a Delaware corporation ("Parent"), HC Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and Golder, Thoma, Cressey Fund III Limited Partnership (the "Stockholder").

                              W I T N E S S E T H:

                 WHEREAS, concurrently herewith, Parent, Sub and ERO, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

                 WHEREAS, in furtherance of the Merger, Parent and the Company desire that, as soon as practicable (and not later than five business days) after the execution and delivery of the Merger Agreement, Sub commence a cash tender offer to purchase any and all outstanding shares of Company Common Stock (as defined in Section 1), including all of the Shares (as defined in Section
2) owned beneficially by the Stockholder; and

                 WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

                 NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                 1.       Definitions.  For purposes of this Agreement:

                 (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such

Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

                 (b) "Company Common Stock" shall mean at any time the common stock, $.01 par value, of the Company.

                 (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                 2.       Tender of Shares.

                 (a) The Stockholder hereby agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to
Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of shares of Company Common Stock set forth opposite the Stockholder's name on Schedule I hereto (the "Existing Shares", and together with any shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, the "Shares"), Beneficially Owned by him or it. The Stockholder shall satisfy its obligations hereunder to the extent that it tenders or causes to be tendered Shares which it Beneficially Owns and over which it has the legal and unconditional right to dispose of. The Stockholder hereby acknowledges and agrees that Sub's obligation to accept for payment and pay for Shares in the Offer, including the Shares Beneficially Owned by the Stockholder, is subject to the terms and conditions of the Offer.

                 (b) The Stockholder hereby agrees to permit Parent and Sub to publish and disclose in the Offer Documents and, if Company Stockholder Approval is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) his or its identity and ownership of Company Common Stock and the nature of his or its commitments, arrangements and understandings under this Agreement.

                 3.       Provisions Concerning Company Common Stock.

                 (a) The Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time, the termination of this Agreement or termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, the Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement, and during such period the Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 3.

                 (b) The Stockholder hereby grants to Parent a proxy to vote the Shares of the Stockholder as indicated in Section 3(a). The Stockholder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to such Shares.

                 4.       Other Covenants, Representations and Warranties.
(A)     The Stockholder hereby represents and warrants to Parent as follows:

                 (a) Ownership of Shares. The Stockholder is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of Shares set forth opposite the Stockholder's name on Schedule I hereto. On the date hereof, except for such Shares that may be deemed to be Beneficially Owned by the Stockholder as a result of that certain Voting Agreement, dated as of July 15, 1988, by and among the Company, the Stockholder and the other parties thereto, as amended, the Existing Shares set forth opposite the Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite the Stockholder's name on
Schedule I hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                 (b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.


                 (c) No Conflicts. Except for filings under the HSR Act, if applicable, and the filings required under the Merger Agreement (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with the Stockholder's ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to the Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which such Stockholder or any of the Stockholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of the Stockholder to perform its obligations hereunder.

                 (d) No Encumbrances. Except as required by Section 2 and for the proxy granted under Section 3(b), the Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

                 (e) No Solicitation. The Stockholder shall, in its capacity as such, comply with the terms of Section 5.1(e) of the Merger Agreement.

                 (f) Restriction on Transfer, Proxies and Non-Interference. Except as required by Section 2 or Section 3(b), at any time during the period beginning on the date hereof and ending upon the earlier to occur of the Effective Time or the termination of this Agreement, the Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

                 (g) Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

                 (h) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

                 (i) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                 (B) Parent and Sub hereby represent and warrant to Stockholder as follows:

                 (a) Power; Binding Agreement. Each of Parent and Sub has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement and the Merger Agreement. The execution, delivery and performance of this Agreement and the Merger Agreement by Parent and Sub will not violate any other agreement to which Parent or Sub is a party. This Agreement and the Merger Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of Parent and Sub enforceable against each of them in accordance with its terms.

                 (b) No Conflicts. Except for filings under the HSR Act, if applicable, and the filings required under the Merger Areement (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement and the Merger Agreement by Parent or Sub and the consummation by Parent or Sub of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with Parent or Sub's ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement and the Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Sub, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of Parent's or Sub's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Sub to perform its obligations hereunder.

                 (c) Financing. Parent and Sub have delivered to the Company a true and complete copy of (i) a letter of commitment obtained by Parent from Credit Suisse First Boston to provide debt financing for the transactions contemplated hereby pursuant to a senior credit facility; (ii) a letter of commitment obtained by Parent from Credit Suisse First Boston with respect to senior subordinated debt financing for the transactions contemplated hereby pursuant to the sale by Parent of senior subordinated notes; (iii) a letter of commitment obtained by Hedstrom Holdings, Inc., the sole stockholder of Parent ("Holdings"), from Credit Suisse First Boston with respect to senior debt financing for the transactions contemplated hereby pursuant to the sale by Holdings of senior notes; and (iv) from Hicks Muse Equity Fund II, L.P. to provide certain equity financing pursuant to the sale by Holdings of shares of its common stock (collectively, the "Financing Commitments"). Assuming that the financing contemplated by the Financing Commitments is consummated in accordance with the terms thereof, the funds to be borrowed and/or provided thereunder by Parent and Holdings will provide sufficient funds to pay the Offer Consideration, the Merger Consideration and all related fees and expenses. As of the date of this Agreement, Parent is not aware of any facts or circumstances that create a reasonable basis for Parent to believe that Parent and Holdings will not be able to obtain financing in accordance with the terms of the Financing Commitments.

                 5. Stop Transfer. The Stockholder agrees with, and covenants to, Parent that, except with respect to the tender of the Stockholder's Shares into the Offer, the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                 6. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the termination of the Merger Agreement in accordance with its terms by Parent or the Company. Notwithstanding anything contained herein to the contrary, the Stockholder shall have the absolute right, exercisable in its sole discretion, to terminate this Agreement if the Merger Agreement is amended in any respect in a manner that is adverse to the Stockholder or if the Offer is terminated, withdrawn, abandoned, expires or is modified in any manner that is adverse to the Stockholder.

                 7. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. The Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Stockholder's Shares.

                 8. Confidentiality. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than the Stockholder's counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures the Stockholder's counsel advises are necessary in order to fulfill the Stockholder's obligations imposed by law, in which event the Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

                 9.       Miscellaneous.

                 (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                 (b) Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                 (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

                 (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

                 (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Stockholder:       At the addresses set forth on Schedule I
                                  hereto

         If to Parent:            Hedstrom Corporation
                                  300 Corporate Center Drive, Suite 110
                                  Coraopolis, Pennsylvania  15108
                                  Telecopy:   (412) 269-9655
                                  Attn:  David Crowley

         copies to:               Hicks, Muse, Tate & Furst Incorporated
                                  200 Crescent Court
                                  Suite 1600
                                  Dallas, Texas  75201
                                  Telecopy:  (214) 740-7313
                                  Attention:  Lawrence D. Stuart, Jr.

                                   Hicks, Muse, Tate & Furst Incorporated
                                   1325 Avenue of the Americas, 25th Floor
                                   New York, New York  10019
                                   Telecopy:   (212) 424-1450
                                   Attn:  Alan B. Menkes

                                   Weil, Gotshal & Manges
                                   100 Crescent Court
                                   Suite 1300
                                   Dallas, Texas  75201
                                   Telecopy:  (214) 746-7777
                                   Attention:  Glenn D. West

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                 (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                 (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                 (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                 (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                 (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                 (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                 (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                 (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                 (o) Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the acceptance for payment of, and the payment for the Shares by Sub in the Offer or the expiration of the Offer.

                 IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                      HEDSTROM CORPORATION



                                      By: /s/ ANDREW S. ROSEN
                                         ------------------------------
                                              Andrew S. Rosen,
                                              Vice President

                                      HC ACQUISITION CORP.



                                      BY: /s/ ANDREW S. ROSEN
                                         --------------------------------
                                              Andrew S. Rosen,
                                              Vice President


                                      STOCKHOLDER:

                                      GOLDER, THOMA, CRESSEY FUND III
                                            LIMITED PARTNERSHIP

                                      By: GOLDER, THOMA, CRESSEY &
                                          RAUNER, L.P., its General
                                          Partner



                                          By: /s/ ILLEGIBLE
                                             ------------------------
                                               Name:
                                               Title: General Partner



AGREED TO AND ACKNOWLEDGED
(with respect to Section 5):


ERO, INC.


By: /s/ D. R. Ryan
   ------------------------
      Name:
      Title:

                                 SCHEDULE 1 TO
                             STOCKHOLDERS AGREEMENT


Name and Address of Stockholder                          Number of Shares Owned
-------------------------------                          ----------------------
1. Golder, Thoma, Cressey                                       3,940,000
      Fund III Limited Partnership
      c/o Golder, Thoma, Cressey, Rauner, Inc.
      6100 Sears Tower
      Chicago, Illinois  60606

      with a copy to:

      Kirkland & Ellis
      200 East Randolph Drive
      Chicago, Illinois  60601
      Attention:  H. Kurt von Moltke
      Telephone:  (312) 861-2000
      Telecopy:   (312) 861-2200





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